Exhibit 4.48

Annex 3

To the Cash Pooling Agreement

Act of accession

Polca, 5 Place du Champ de Mars, 1050 Brussels, Belgium,

For the attention of the CEO,

Re: Accession to the Polca Cash Pooling Agreement (the “Agreement”) of Cdiscount Group (the “participating Company”)

1.              All terms used herein shall have the same meaning as defined in the Agreement.

2.              Cdiscount Group confirms having received and read all the provisions of the Agreement as well as any other information, document considered useful and necessary for the Agreement and its implementation.

3.              Cdiscount Group states to be controlled directly or indirectly by Casino Guichard Perrachon in the sense referred to in the definition of the term “Casino Group” found in Article 1 of the Agreement.

4.              Cdiscount Group confirms having provided Polca with its latest legal financial statements, including financial information on its equity and its financial debts, in accordance with Article 6.2 of the Agreement, on the basis of which the Maximum Amount of Advances is set to 50 million (Fifty million) euros.

5.              Cdiscount Group hereby agrees to be a Participating Company within the meaning of the Agreement, endorses each of the declarations provided for in Article 9 of the Agreement, agrees to be bound without reservation by the terms and conditions of the Agreement, to benefit from all the rights it creates and engages to perform all the obligations imposed upon it.

6.              For the purpose of participating in the cash pooling transactions provided for in the Agreement, Cdiscount Group states that the account No. FR76 3000 3018 4000 0201 4787 673 opened with the Bank should be considered as its Secondary Account for the purposes of the Agreement.

7.              We confirm having the authority and capacity to sign the Act of accession to the Agreement.

8.              Please note that all correspondence relating to the Agreement will be sent by post, fax, email or telephone to:

•                  Adrien Boute

•                  1 Esplanade de France - 42008 Saint-Etienne

•                  Email: aboute@groupe-casino.fr

•                  Telephone: 04 77 45 36 97

For the purposes of Articles 3 and 4 of the Agreement, only the person below or the substitute will exclusively have the capacity and the authority to represent us:

•                  Emmanuel Grenier

•                  1 Esplanade de France - 42008 Saint-Etienne

9.              As we have negotiated and agreed, we have noted that, for us, the date of entry into force of the agreement is fixed as October 17, 2014.

For the sake of good order, please return to us one of the two originals of this Annex, with your handwritten signature preceded by the words “read and approved”.

Kind regards,

Executed on October 17, 2014

Cdiscount Group

by Emmanuel Grenier

/s/ Emmanuel Grenier